Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165248) of Sify Technologies Limited of our report dated November 26, 2010 with respect to the consolidated statements of income, comprehensive income, changes in equity and cash flow of MF Global Sify Securities India Private Limited and its subsidiaries for the period ended March 31, 2010, which appears in Sify Technologies Limited’s Annual Report on Form 20-F for the year ended March 31, 2012.

/s/ Price Waterhouse

Price Waterhouse

Firm Registration No. 301112E

Mumbai, India

July 30, 2012